                                                                       EXHIBIT 6

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "First Amendment") is made and entered into as of December 19, 2000, by and between Loislaw.com, Inc., a Delaware corporation (the "Company"), and Kyle D. Parker, an individual residing in Van Buren, Arkansas (the "Executive"), and the effective date (the "Effective Date") of this First Amendment shall be the date of the Closing (as defined in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 19, 2000, by and among Wolters Kluwer U.S. Corporation, a Delaware corporation ("Parent"), LL Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and the Company), or if earlier, the date on which the shareholders of the Company approve the Merger Agreement and the transactions contemplated thereby.

                              W I T N E S S E T H:

    WHEREAS, the Company and Executive entered into an Employment Agreement dated as of June 17, 1999 (the "Agreement"); and

    WHEREAS, as an inducement to the Parent and the Purchaser to enter into the Merger Agreement and consummate the transactions contemplated thereby, Executive has agreed to enter into this First Amendment to amend the Agreement to provide for Executive's continued employment with the Company following the Merger and eliminate Executive's right to terminate his employment and receive severance for any reason or for no reason following the Merger; and

    WHEREAS, the parties acknowledge and agree that on the Effective Date, the terms of this First Amendment shall amend the Agreement between Executive and the Company;

    NOW, THEREFORE, IN CONSIDERATION of the premises and the benefits to be received by Executive upon consummation of the Merger, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. Paragraph 8(a) of the Agreement is deleted and replaced in its entirety by the following:

        "(a) A "Termination Event" shall be deemed to have occurred if at any time within 12 months after a Change in Control, the Company or any successor thereto terminates Executive's employment for any reason other than for (A) Cause, (B) Disability or (C) death."

    2. In all other respects the Agreement shall remain in full force and effect.

    3. Notwithstanding the date of this First Amendment, the terms and provisions of and rights and obligations under this First Amendment shall become effective on the Effective Date. In the event the Merger is not consummated, this First Amendment shall become null and void and have no further force or effect.

    4. APPLICABLE LAW. This First Amendment shall be governed and construed in accordance with the laws of the State of Arkansas without regard to the principles of conflicts of laws thereof.

                  [remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf by its duly authorized officer, and Executive has executed this First Amendment, as of the date first set forth above.

                                                       EXECUTIVE

                                                              /s/ KYLE D. PARKER
                                                              --------------------------------------

                                                       LOISLAW.COM, INC.

                                                       By:    /s/ KYLE D. PARKER
                                                              --------------------------------------
                                                       Name:  Kyle D. Parker
                                                       Title: Chairman and C.E.O.
                                                              --------------------------------------